EXHIBIT 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 18, 2015, by and among Qumu Corporation (the “Company”) and Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”) (each of the Company and Dolphin, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Dolphin were parties to an Agreement dated March 18, 2013, as amended on October 31, 2013 (the “Prior Agreement”);

WHEREAS, the Prior Agreement has terminated by its terms and the Company and Dolphin desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                   Board Matters

(a)	If requested in writing by Dolphin on or before the Initial Standstill Period (defined below)(which request may be made only one time during this period) (the “Request”), the Board shall increase the authorized number of directors and appoint Donald T. Netter (the “Dolphin Director”) as a member of the Board of Directors of the Company (“Board”) to fill the vacancy created thereby and as a member of the Governance Committee and Compensation Committee of the Board, provided that, on the date of such request, Dolphin beneficially owns in the aggregate at least 4.5% of the then outstanding shares of common stock of the Company (the “Common Stock”). If at any time that the Dolphin Director is serving on the Board, Dolphin sells Common Stock such that it ceases to beneficially own in the aggregate at least 4.5% of the then outstanding Common Stock, the Dolphin Director shall immediately submit his resignation as a Board member and as a member of any committee upon which he serves. If the Board determines to accept the resignation, it shall provide a reason to Dolphin for such acceptance. For avoidance of doubt, such resignation may be accepted in the sole discretion of the Board for no reason other than such reduction in ownership. If the Dolphin Director is appointed to the Board, the Dolphin Director may not be removed by the Board at anytime prior to the 2016 Annual Meeting (as defined below), other than for cause or as a result of Dolphin selling Common Stock such that it ceases to beneficially own in the aggregate at least 4.5% of the then outstanding Common Stock. For avoidance of doubt, nothing herein shall require the Board to nominate the Dolphin Director for election to the

Board at the 2016 annual meeting of shareholders of the Company (“2016 Annual Meeting”), but if the Dolphin Director is serving on the Board at such time as the Governance Committee and Board makes its determination of Board nominees in respect to the 2016 Annual Meeting, the Dolphin Director will be considered using the same standards used for other Board nominees, including those recommended by a shareholder of the Company. If the Request is made (i) prior to February 27, 2015 and not subsequently withdrawn prior to the date that is at least twenty calendar days prior to the initial filing of the Company’s proxy statement for the 2015 Annual Meeting (as defined below) (the “Filing Date”), the Company will, or (ii) on or after February 27, 2015 but at least twenty calendar days prior to the Filing Date, the Company will use its commercially reasonable efforts to, nominate, recommend, support and solicit proxies for the election of the Dolphin Director to the Board in the same manner as for the Company’s other nominees standing for election to the Board at the 2015 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2015 Annual Meeting”).

(b)	Upon the execution of this Agreement, during the Standstill Period (as defined below), Dolphin hereby agrees not to (i) nominate any person for election at any meeting of shareholders of the Company, (ii) submit any proposal for consideration at, or bring any other business before any meeting of shareholders, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of shareholders, directly or indirectly, and shall not permit any of its Affiliates or Associates, as defined below, to do any of the items in this Section 1(b). During the Standstill Period, Dolphin shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(b).

(c)	From the date of this Agreement, the Company’s obligations in Section 1(a) shall be subject to the following: (i) the Dolphin Director must qualify as “independent” pursuant to NASDAQ listing standards and, with respect to the committee appointments must meet the independence requirements applicable to committee members of such committee, and (ii) there must not have been any material adverse change in the qualifications of the Dolphin Director as determined by the Governance Committee in good faith after exercising its fiduciary duties.

(d)	Whether or not the Request is made, Dolphin agrees to appear in person or by proxy at the 2015 Annual Meeting and vote all shares of Common Stock owned beneficially or of record by it (i) in favor of the election of each of the Company’s nominees for election to the Board and (ii) in accordance with the Board’s recommendation on all other proposals.

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(e)	Dolphin agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2.                   Standstill Provisions

(a)	Dolphin agrees that, from the date of this Agreement until the date that is (i) if a Request is not submitted by Dolphin pursuant to Section 1(a), ten (10) business days prior to the deadline for the submission of shareholder nominations for the 2016 Annual Meeting pursuant to the Company’s bylaws (the “Initial Standstill Period”) or (ii) if a Request is submitted by Dolphin pursuant to Section 1(a), the later of (X) the Initial Standstill Period or (Y) the date such Dolphin Director ceases to serve on the Board (such applicable period in clause (i) or (ii) shall be defined as the “Standstill Period”), neither Dolphin, nor any of its Affiliates or Associates under its control or direction, nor any of the Affiliates or Associates that control or direct Dolphin will, and Dolphin will cause each of such Affiliates and Associates not to, directly or indirectly, in any manner:

(i)	become the beneficial owner, as such term is defined in Rule 13d-3 of the Exchange Act, of more than 9.90% of the Common Stock;

(ii)	engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders of the Company), in each case, with respect to the Common Stock, other than in accordance with Section 1 of this Agreement; provided that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with the 2015 Annual Meeting (provided such Dolphin Director is nominated by the Board for election at such meeting) or any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company;

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(iii)	form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Dolphin to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)	deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement in accordance with this Agreement;

(v)	(A) seek representation on the Board (other than in accordance with Section 1 of this Agreement) or submit nominations in furtherance of a “contested solicitation” for the election or removal of directors of the Company or take any other action with respect to the election or removal of any directors (other than in accordance with Section 1 of this Agreement), (B) otherwise seek to control or influence the management, Board or policies of the Company, other than the Dolphin Director in his capacity as such or (C) instigate, support, encourage or assist any third party to do any of the actions set forth in clause (A) or (B) above; provided that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with the 2015 Annual Meeting (provided such Dolphin Director is required to be nominated by the Board for election at such meeting) or any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company;

(vi)	(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, or (B) other than at the direction or with the consent of the Board, in the Dolphin Director’s capacity as a director of the Company, or with respect to purchases of Common Stock expressly permitted by Section 2(a)(i), offer, propose, or make any public statement with respect to, or encourage, solicit or negotiate with any third party with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend or similar transaction involving the Company;

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(vii)	seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; provided however, that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with the 2015 Annual Meeting (provided such Dolphin Director is required to be nominated by the Board for election at such meeting) or any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company; or

(viii)	make any request or submit any proposal to waive, terminate or amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

3.                   Representations and Warranties of the Company

The Company represents and warrants to Dolphin that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.                   Representations and Warranties of Dolphin

Dolphin represents and warrants to the Company that (a) Dolphin has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Dolphin, and is a valid and binding obligation of Dolphin, enforceable against Dolphin in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Dolphin does not and will not (i) violate or conflict with any law, rule, regulation, order,

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judgment or decree applicable to Dolphin, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Dolphin is a party or by which it is bound, and (d) as of the date of this Agreement, (i) Dolphin is deemed to beneficially own in the aggregate Five Hundred Sixty Thousand Five Hundred (560,500) shares of Common Stock, (ii) Dolphin does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (iii) none of the shares of Common Stock identified in clause (d)(i) above are pledged as collateral for any loan or indebtedness, including any margin loan.

5.                   Press Release

Promptly following the execution of this Agreement, the Company shall file this Agreement as an exhibit on Form 8-K.  Prior to the filing of the Form 8-K, neither the Company nor Dolphin shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party, except for Dolphin’s filing of Schedule 13D/A in connection with, and including as an exhibit, this Agreement.  During the Standstill Period, the Company, Dolphin, and the Dolphin Director shall not make any public announcement or statement that is inconsistent with or contrary to the statements made in the Form 8-K or any previous mutually agreed press release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.                   Specific Performance

Each of Dolphin, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Dolphin, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without the requirement to post bond or other security, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

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7.                   Expenses

The Company and Dolphin shall pay their own expenses incurred in connection with the matters related to this Agreement.

8.                   Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                   Notices

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Qumu Corporation

7725 Washington Avenue South

Minneapolis, Minnesota 55439

Attention: Chief Executive Officer

Telephone: (952) 683-7900

Facsimile:  (952) 944-7808

with a copy (which shall not constitute notice) to:

Lindquist & Vennum LLP

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

Attention: Charles P. Moorse, Esq.

Telephone: (612) 371-3211

Facsimile: (612) 371-3207

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If to Dolphin:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky, Esq.

Telephone: (212) 451-2333

Facsimile: (212) 451-2222

10.                Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal court of Minnesota and any state or federal appellate court therefrom within the State of Minnesota or the Eighth Judicial Circuit.  Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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12.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter and supersedes in all respects the Prior Agreement.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Dolphin, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Dolphin to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Dolphin, the prior written consent of the Company, and with respect to the Company, the prior written consent of Dolphin.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.                Mutual Non-Disparagement

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that may reasonably be expected to damage the business or reputation of such other Party or such Party’s products or services, or damage the business or reputation of its subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.  Nothing in this Agreement shall prohibit Dolphin from communicating with Dolphin III’s limited partners and agents or, subject to the terms of Section 2, with officers and directors of the Company, with respect to public information concerning the Company.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

QUMU CORPORATION

By:	/s/ Sherman L. Black
Sherman L. Black Chief Executive Officer

DOLPHIN LIMITED PARTNERSHIP III, L.P.

By:  Dolphin Associates III, LLC, its General Partner

By:  Dolphin Holdings Corp. III, its Managing Member

By:	/s/ Donald T. Netter
Donald T. Netter Senior Managing Director

DOLPHIN ASSOCIATES III, LLC

By:  Dolphin Holdings Corp. III, its Managing Member

By:	/s/ Donald T. Netter
Donald T. Netter Senior Managing Director

DOLPHIN HOLDINGS CORP. III

By:	/s/ Donald T. Netter
Donald T. Netter Senior Managing Director

[Signature Page to Agreement]

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EXHIBIT A

Dolphin Limited Partnership III, L.P.

Dolphin Associates III, LLC

Dolphin Holdings Corp. III

Donald T. Netter

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